Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
Michael Gerlich, Vice President and CFO
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Acquires Additional Marcellus Shale Acreage
in Liquids-Rich Area of West Virgina

HOUSTON, February 28, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) today announced that it and its joint venture partner, Atinum Marcellus I LLC (“Atinum”), have leased an additional approximate 3,300 gross acres in Marshall County, West Virginia to develop the liquids-rich Marcellus Shale formation.  Under the joint venture agreement, Gastar will pay 45% of the lease acquisition cost for a 50% interest.  Initial drilling and completion activities on this acreage will be eligible for the drilling carry that is a part of the previously announced joint venture between Gastar and Atinum.

The acreage is located at PPG Industries’ Natrium, West Virginia chemicals site along the Ohio River and provides excellent access to water and natural gas infrastructure.  As operator, Gastar expects to begin drilling during the second half of 2011 and has identified as many as 30 locations to be drilled over the next several years.

J. Russell Porter, President and Chief Executive Officer, stated, “We are pleased to add PPG’s acreage to our Marcellus portfolio, and we look forward to getting operations underway later this year.  This lease, when combined with our existing leasehold in Marshall and Wetzel counties, helps Gastar create a large and mostly contiguous block of acreage within an area that is ultra-rich in natural gas liquids and condensate yields."

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing oil and natural gas assets in North America. The Company currently pursues a strategy combining deep natural gas exploration and development with lower risk shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. The Company also owns coalbed methane properties located in the Powder River Basin of Wyoming. For more information, visit our web site at www.gastar.com.

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